Exhibit 10.1

FOURTH AMENDMENT AND JOINDER TO

LOAN, GUARANTY AND SECURITY AGREEMENT

This FOURTH AMENDMENT AND JOINDER TO LOAN, GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of December 16, 2022, is by and among INARI MEDICAL, INC., a Delaware corporation (the “Borrower”), INARI MEDICAL INTERNATIONAL, INC., a Delaware corporation (the “IMI”), INARI MEDICAL LATIN AMERICA, INC., a Delaware corporation (“IMLA” or “New Guarantor”; and together with IMI, each, a “Guarantor” and collectively, the “Guarantors”), each of the lenders signatory hereto (the “Lenders”), and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned such term in the Loan Agreement (as defined below).

RECITALS:

A. WHEREAS, the Borrower, IMI, Lenders and the Agent are parties to that certain Loan, Guaranty and Security Agreement, dated as of September 4, 2020 (as amended, restated, amended and restated, renewed, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”);

B. WHEREAS, certain Loans and/or extensions of credit incur or are permitted under the Loan Agreement to incur interest, fees or other amounts based on the London Interbank Offered Rate (“LIBOR”) as administered by the ICE Benchmark Administration;

C. WHEREAS, the Obligors have informed Agent that the Borrower has formed a wholly owned subsidiary, IMLA and Obligors desire to join IMLA as a Guarantor under the Loan Agreement;

D. WHEREAS, the parties have (a) determined that LIBOR should be replaced with a successor rate in accordance with the Loan Agreement, and in connection therewith, the Agent has determined that certain conforming changes are necessary or advisable; (b) agreed to amend the Loan Agreement in certain respects; and (c) join IMLA as a Guarantor under the Loan Agreement, each as more fully set forth herein; and

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

Section 1.01
Definitions; Recitals.
(a)
Defined Terms. Any and all initially-capitalized terms used in this Amendment (including, without limitation, in the Recitals to this Amendment), without definition shall have the respective meanings specified in the Loan Agreement.
(b)
Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.

Section 1.02
Amendments to Loan Agreement.
(a)
New Definitions. The following new definitions shall be added to Section 1.1 of the Loan Agreement in proper alphabetical order as follows:

“Eligible Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, and not raw materials, work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority in all material respects, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms in all material respects with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien except junior Liens subject to an intercreditor agreement in form and substance satisfactory to Agent; (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document (unless such Document names Agent as the “consignee”, only one original of such Document exists and such original is in the possession of Agent); (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or has otherwise approved of such License or other arrangement; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report or is otherwise approved by Agent.”

“Inventory Formula Amount: the lesser of (a) 40% of the Value of Eligible Inventory, (b) 85% of the NOLV Percentage of the Value of Eligible Inventory; and (c) $10,000,000; provided, that, clause (b) herein shall only apply to the extent Agent has received a field examination and appraisal in form and substance reasonably satisfactory to Agent and conducted by an appraiser or field examiner, as applicable, reasonably satisfactory to Agent.”

“NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the applicable Borrower’s Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.”

(b)
Amendment to the Definition of “Accounts Formula Amount” in Section 1.1 of the Loan Agreement. The definition of “Accounts Formula Amount” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Accounts Formula Amount: (a) if the Dilution Percent is equal to or less than 2.50%, 90% of the Value of Eligible Accounts, and (b) if the Dilution Percent is greater than 2.50%, 85% of the Value of Eligible Accounts.”

(c)
Amendment to the Definition of “Applicable Margin” in Section 1.1 of the Loan Agreement. The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Base Rate Loans	BSBY Loans
I	> 66.66% of the Borrowing Base	0.50%	1.50%
II	< 66.66% of the Borrowing Base and > 33.33% of the Borrowing Base	0.75%	1.75%
III	< 33.33% of the Borrowing Base	1.00%	2.00%

Margins shall be subject to increase or decrease by Agent based on Agent’s calculation of average daily Availability on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.”

(d)
Amendment to the Definition of “Borrowing Base” in Section 1.1 of the Loan Agreement. The definition of “Borrowing Base” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Borrowing Base: on any date of determination, an amount calculated based on the Borrowing Base Report most recently delivered to the Agent in accordance with this Agreement and reflected on Agent’s system of record, equal to the lesser of:

(a) the aggregate Commitments; or

(b) the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, plus (iii) the Cash Component, minus (iv) the Availability Reserve.”

(e)
Amendment to the Definition of “Cash Dominion Trigger Period” in Section 1.1 of the Loan Agreement. The definition of “Cash Dominion Trigger Period” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Cash Dominion Trigger Period: the period (a) commencing upon either (i) the occurrence of an Event of Default or (ii) the occurrence of five (5) consecutive Business Days on which Availability is less than the greater of (x) 15% of the Borrowing Base and (y) $5,000,000; and (b) continuing until, during each of the preceding thirty (30) consecutive days, (i) no Event of

Default has existed, and (ii) Availability has been greater than or equal to the greater of (x) 15% of the Borrowing Base and (y) $5,000,000.”

(f)
Amendment to the Definition of “Financial Covenant Trigger Period” in Section 1.1 of the Loan Agreement. The definition of “Financial Covenant Trigger Period” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Financial Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (x) 12.5% of the Borrowing Base and (y) $4,000,000; and (b) continuing until, during each of the preceding thirty (30) consecutive days, (i) no Event of Default has existed, and (ii) Availability has been greater than or equal to the greater of (x) 12.5% of the Borrowing Base and (y) $4,000,000.”

(g)
Amendment to the Definition of “Guarantors” in Section 1.1 of the Loan Agreement. The definition of “Guarantors” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Guarantors: (a) Inari Medical International, Inc., a Delaware corporation, (b) Inari Medical Latin America, Inc., a Delaware corporation, and (c) each other Person that guarantees payment or performance of Obligations. For the avoidance of doubt, no Foreign Subsidiary or Foreign Subsidiary Holding Company shall be a Guarantor.”

(h)
Amendment to the Definition of “Payment Conditions” in Section 1.1 of the Loan Agreement. The definition of “Payment Conditions” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Payment Conditions: as to any relevant action contemplated in this Agreement, the satisfaction of each of the following conditions:

(a) as of the date of any such action and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom;

(b) either:

(i) (x) Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, shall be not less than the greater of (1) $6,000,000 and (2) 17.5% of the Borrowing Base, and (y) the Fixed Charge Coverage Ratio measured on a trailing four Fiscal Quarter basis (measured without regarding to the existence or non-existence of a Financial Covenant Trigger Period) prior to such action, determined on a pro forma basis after giving effect to such action, shall be equal to or greater than 1.00:1.00; or

(ii) Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, shall be not less than the greater of (1) $8,000,000 and (2) 22.5% of the Borrowing Base; and

(c) the Agent shall have received a certificate from a Senior Officer of the Borrower Agent certifying as to compliance and satisfaction with the preceding clauses and demonstrating in detail the calculations required thereunder.”

(i)
Amendment to the Definition of “Permitted Asset Disposition” in Section 1.1 of the Loan Agreement. The definition of “Permitted Asset Disposition” in Section 1.1 of the Loan Agreement is hereby amended by deleting subsection (o) in its entirety and replacing it as follows:

“(o) the sale, license or other transfer of Intellectual Property rights to any Foreign Subsidiary or joint venture partner; provided, that if such sale, license or transfer is made to a Person that is not an Obligor, the transferor retains rights to use such Intellectual Property and the transferee enters into a Lien Waiver, and (p) other Asset Dispositions agreed to by Agent in writing in its Permitted Discretion.”

(j)
Amendment to the Definition of “Restricted Investment” in Section 1.1 of the Loan Agreement. The definition of “Restricted Investment” in Section 1.1 of the Loan Agreement is hereby amended by deleting subsection (e)(ii) in its entirety and replacing it as follows:

“(ii) [Reserved];”

(k)
Amendment to the Definition of “Reporting Trigger Period” in Section 1.1 of the Loan Agreement. The definition of “Reporting Trigger Period” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, (ii) Availability is less than the greater of (x) 17.5% of the Borrowing Base and (y) $6,000,000 for five (5) consecutive Business Days with such period commencing on the first such Business Day that such trigger is met for the five (5) proceeding Business Days and; and (b) continuing until, during each of the preceding thirty (30) consecutive days, (i) no Event of Default has existed, and (ii) Availability has been greater than or equal to the greater of (x) 17.5% of the Borrowing Base and (y) $6,000,000.”

(l)
Amendment to the Definition of “Termination Date” in Section 1.1 of the Loan Agreement. The definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Termination Date: December 16, 2027, or such earlier date on which the Commitments terminate hereunder.”

(m)
Amendment to the Definition of “Unused Line Fee Rate” in Section 1.1 of the Loan Agreement. The definition of “Unused Line Fee Rate” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Unused Line Fee Rate: a per annum rate equal to 0.25%.”

(n)
Amendment to the Definition of “Value” in Section 1.1 of the Loan Agreement. The definition of “Value” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Value: (a) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person, and (b) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates.”

(o)
Amendment to Section 2.1.7 of the Loan Agreement. Section 2.1.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.1.7 Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than thirty (30) days’ (or such shorter period as may be acceptable to Agent) notice to Agent, as long as (a) the requested increase is in a minimum amount of $20,000,000 and is offered on the same terms as existing Commitments, (b) total increases under this Section do not exceed $120,000,000 and no more than three (3) increases are made and (c) any other fees or expenses required to be paid by Borrowers in connection with such increase shall be mutually agreed. Agent shall promptly notify Lenders of the requested increase and, within ten (10) Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided (i) the conditions set forth in Section 6.2 are satisfied at such time; and (ii) to the extent Collateral includes any Real Estate, flood insurance diligence and documentation have been completed as required by all Flood Laws or otherwise in a manner satisfactory to all Lenders. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.”

(p)
Amendment to Section 10.1.1 of the Loan Agreement. Section 10.1.1(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it reasonable deems appropriate, up to one (1) time per calendar year (and up to two (2) times per calendar year, if, at any time during the prior 12 month period, a Reporting Trigger Period was in effect) and (ii) appraisals of Borrower’s Inventory, up to one (1) time per calendar year (and up to two (2) times per calendar year, if, at any time during the prior 12 month period, a Reporting Trigger Period was in effect); provided, that if an examination or appraisal is initiated during a Default or Event of Default, all reasonable and documented charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.”

(q)
Amendment to Section 10.2.2 of the Loan Agreement. Section 10.2.2 of the Loan Agreement is hereby amended by (i) deleting the proviso at the end of Section 10.2.2 in its entirety and (ii) removing “,” at the end of subsection (v) and replacing it with “.”
(r)
Amendment to Schedule 1.1 of the Loan Agreement. Schedule 1.1 of the Loan Agreement is hereby amended and restated in its entirety with Schedule 1.1 attached hereto as Exhibit A.
(s)
Amendments to Schedule 8.5 of the Loan Agreement. Schedule 8.5 of the Loan Agreement is hereby amended and restated in its entirety with Schedule 8.5 attached hereto as Exhibit B.
(t)
Amendments to Schedule 8.6.1 of the Loan Agreement. Schedule 8.6.1 of the Loan Agreement is hereby amended and restated in its entirety with Schedule 8.6.1 attached hereto as Exhibit C.
(u)
Amendments to Transition from LIBOR to BSBY. Notwithstanding any provision of any Loan Document to the contrary, the parties agree that the terms set forth on Exhibit D shall apply to the credit facility contemplated by the Loan Agreement. For the avoidance of doubt, to the extent provisions in the Loan Agreement apply to Loans and other extensions of credit under the credit facility, and such provisions are not specifically addressed by Exhibit D, the Loan Agreement provisions shall continue to apply.
Section 1.03
Joinder of New Guarantor.
(a)
Joinder of New Guarantor. New Guarantor hereby agrees to, assume all of the obligations of a non-Borrower “Obligor” under the Loan Agreement and New Guarantor, Agent and the Lenders agree that New Guarantor shall be a non-Borrower “Obligor” and be bound as a non-Borrower “Obligor” under the terms of the Loan Agreement as if New Guarantor had been an original signatory thereto. In furtherance of the foregoing, New Guarantor hereby assigns, pledges, and grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all personal Property of New Guarantor, whether now owned or hereafter acquired and wherever located and agrees to be bound by all of the provisions of the Loan Agreement including, without limitation, Section 7 of the Loan Agreement on and after the date hereof as if it had been an original signatory thereto.
(b)
Schedules to Loan Agreement. The Schedules of the Loan Agreement are hereby amended to add the information relating to New Guarantor as attached hereto. Each Obligor hereby confirms that the representations and warranties set forth in Section 9 of the Loan Agreement applicable to such Obligor are true and correct in all material respects as of the date of this Amendment after giving effect to such amendment to such Schedules.

For the avoidance of doubt, the effectiveness of Section 1.03 of this Amendment is subject to Section 1.05 of this Amendment.

Section 1.04
Representations and Warranties. Each Obligor hereby represents and warrants to each Lender and the Agent, on the Fourth Amendment Effective Date (as hereinafter defined), as follows:
(a)
After giving effect to this Amendment, the representations and warranties set forth in Section 9 of the Loan Agreement and in each other Loan Document, are true and correct in all material respects on and as of the Fourth Amendment Effective Date with the same effect as if made on and as of the Fourth Amendment Effective Date, except to the extent such representations and warranties expressly relate solely to an earlier date (in which event such representations or warranties were true and correct in all material respects as of such earlier date).
(b)
No Default or Event of Default (except as set forth herein) has occurred and is continuing, or would result from the execution, delivery or performance by any Obligor of this Amendment.
(c)
Each Obligor is duly authorized to execute, deliver and perform this Amendment.
(d)
This Amendment is a legal, valid and binding obligation of each Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and the availability of remedies.
(e)
The execution, delivery and performance of this Amendment have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of each Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract except as could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on the Borrower’s Property.
Section 1.05
Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction of the following condition precedents (the date upon which such condition has been satisfied being herein called the “Fourth Amendment Effective Date”):
(a)
the Agent shall have received duly executed counterparts of this Amendment which, when taken together, bear the authorized signatures of the Borrower, the Guarantor, the Lenders, and the Agent;
(b)
the Agent shall have received a certificate of a duly authorized officer of each Obligor (including New Guarantor), certifying (i) that, with respect to the Borrower and IMI, the previously delivered Organic Documents of such Obligor, and with respect to New Guarantor, the attached copies of such Obligor’s Organic Documents, in each case, are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents;
(c)
the Agent shall have received good standing certificates of each Obligor (including New Guarantor), issued by the Secretary of State of each Obligor; and

(d)
the Agent shall have received duly executed counterparts of the Fourth Amendment Fee Letter, when taken together, bear the authorized signatures of the Borrower, Lenders and Agent.
Section 1.06
Expenses. The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, but not limited to, fees set forth in the Fourth Amendment Fee Letter and reasonable and documented fees and disbursements of counsel to the Agent.
Section 1.07
Cross-References. References in this Amendment to any Section are, unless otherwise specified, to such Section of this Amendment.
Section 1.08
Instrument Pursuant to Loan Agreement. This Amendment is a Loan Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Loan Agreement.
Section 1.09
Further Acts. Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.
Section 1.10
Governing Law. THIS AMENDMENT, THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN) AND ALL CLAIMS SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS. SECTIONS 14.15 AND 14.16 OF THE LOAN AGREEMENT ARE INCORPORATED HEREIN.
Section 1.11
General Release. Each Obligor (collectively, the “Releasing Parties”) releases, acquits and forever discharges Agent and each Lender, and each of their respective past and present directors, officers, employees, agents, attorneys, affiliates, predecessors, successors, administrators and assigns (“Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation (each individually, a “Claim” and collectively, “Claims”) of any kind whatsoever heretofore or hereafter arising from any events or occurrences, or anything done, omitted to be done, or allowed to be done by any of the Released Parties, in each case, on or before the date hereof, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, as of the date hereof, that the Releasing Parties (or any of them) has or may have against the Released Parties (or any of them) in connection with the Loan Documents or the transactions contemplated thereby (the “Released Matters”); provided, however, that Released Matters shall not include, and nothing contained herein shall release any Released Party from, any Claims arising with respect to obligations under this Agreement, the Loan Documents or any other contracts, documents, instruments or agreements from and after the Fourth Amendment Effective Date. Releasing Parties each further agree never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding with respect to the Released Matters. Releasing Parties each agree that this waiver and release is an essential and material of this Amendment, and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages to or of any Releasing Parties in connection with the Released Matters.

Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.
Section 1.12
Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “execute,” “signature” and words of like import in this Amendment shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 1.13
Severability. In case any provision in or obligation under this Amendment, the Loan Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 1.14
Benefit of Agreement. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that no Obligor may assign or transfer any of its interest hereunder without the prior written consent of the Lenders.
Section 1.15
Integration. This Amendment represents the agreement of the Borrower, the Guarantor, the Agent and each of the Lenders signatory hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
Section 1.16
Limited Effect. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under the Loan Agreement or any other Loan Document, nor shall they constitute a waiver of any Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Loan Agreement specifically referred to by such amendments. Except as expressly amended herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Loan Agreement, the terms “Agreement”, “herein”,

“hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, the Loan Agreement as amended hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

INARI MEDICAL, INC.,
a Delaware corporation

By: /s/ Mitchell Hill

Name: Mitchell Hill

Title: Chief Financial Officer and Assistant Secretary

Signature Page

Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

(Inari)

GUARANTORS:

INARI MEDICAL INTERNATIONAL, INC., a Delaware corporation

By: /s/ Mitchell Hill

Name: Mitchell Hill

Title: Chief Financial Officer and Assistant Secretary

INARI MEDICAL LATIN AMERICA.,

a Delaware corporation

By: /s/ Mitchell Hill

Name: Mitchell Hill

Title: Chief Financial Officer and Assistant Secretary

Signature Page

Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

(Inari)

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,

as the Agent and a Lender

By:/s/ Ron Bornstein

Name: Ron Bornstein

Title: Senior Vice President

Signature Page

Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

(Inari)

Exhibit A

SCHEDULE 1.1

to

Loan, Guaranty and Security Agreement

COMMITMENTS OF LENDERS

Name of Lender	Amount of Commitment
Bank of America, N.A.	$40,000,000

Exhibit A

to

Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

Exhibit B

SCHEDULE 8.5

to

Loan, Guaranty and Security Agreement

DEPOSIT ACCOUNTS

Name of Obligor	Institution Name	Account Number	Purpose / Type of Account
Inari Medical, Inc.	Morgan Stanley Smith Barney LLC	714-029374-391	Investment
Inari Medical, Inc	Morgan Stanley Smith Barney LLC	714-029378-391	Investment
Inari Medical, Inc.	Bank of America	1453142378	Operating Acct
Inari Medical, Inc.	Bank of America	1453142392	Collections Acct
Inari Medical, Inc.	Bank of America	1453142397	Payroll Acct
Inari Medical, Inc.	Bank of America	7313229296	Controlled Disbursement
Inari Medical, Inc.	Merrill Lynch Investments	88Q-03479	Investment
Inari Medical, Inc.	Bank of America	1453242528	Money Market

Exhibit B

to

Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

Exhibit C

SCHEDULE 8.6.1

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Loan, Guaranty and Security Agreement

BUSINESS LOCATIONS

1. Each Borrower and Guarantor currently has the following business locations:

Chief Executive Office:

Inari Medical, Inc. Inari Medical International, Inc. Inari Medical Latin America, Inc.	6001 Oak Canyon, Suite 100 Irvine CA 92618

Other Locations:

Inari Medical, Inc.	9 Parker, Ste 100 Irvine, CA 92618 9 Parker, Ste 250 Irvine, CA 92618 One Broadway, Cambridge, MA 02142

2. Each other Subsidiary currently has the following business locations:

Inari Medical Europe, GmbH	Messeplatz 10 4058 Basel Switzerland.

3. In the five years preceding the Closing Date, Borrowers and Subsidiaries have had the following business locations in addition to those set forth above:

Inari Medical, Inc.	9272 Jeronimo Road, Ste 124, Irvine, CA 92618
Inari Medical, Inc. Inari Medical International, Inc.	9 Parker, Ste 100 Irvine, CA 92618

4. The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

Exhibit C

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

HealthLink Europe B.V.
De Tweeling 20-22
5215 MC’s-Hertogenbosch
The Netherlands

Exhibit C

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

Exhibit D

Terms Applicable to BSBY Loans

1. Defined Terms. The following definitions are added to the Loan Agreement and, to the extent the terms are already defined in the Loan Agreement, the following supersede such existing terms:

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the BSBY Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than zero (0).

Bloomberg: Bloomberg Index Services Limited.

BSBY Loan: a Loan that bears interest at a rate based on clause (a) of the definition of BSBY Rate.

BSBY Rate: (a) for any Interest Period for a Loan (other than a Base Rate Loan), a rate of interest equal to the BSBY Screen Rate two Business Days prior to such Interest Period, with a term equivalent to such period (or if such rate is not published on such determination date, the applicable BSBY Screen Rate on the Business Day immediately prior thereto); and (b) for any interest calculation relating to a Base Rate Loan on any day, a fluctuating rate of interest equal to the BSBY Screen Rate with a term of one month commencing that day; provided, that in no event shall BSBY Rate be less than zero (0).

BSBY Screen Rate: the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina or New York City.

Conforming Changes: with respect to use, administration of or conventions associated with BSBY Rate or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, BSBY Rate and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s discretion, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

Exhibit D

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

Daily Simple SOFR: for any day, a per annum rate equal to the secured overnight financing rate published on such date by FRBNY (or a successor administrator), as administrator of the benchmark, on its website (or any successor source satisfactory to Agent).

FRBNY: the Federal Reserve Bank of New York.

Notice of Borrowing: notice by Borrower Agent of a Borrowing, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: notice by Borrower Agent for conversion or continuation of a Loan as a BSBY Loan, in form reasonably satisfactory to Agent.

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Scheduled Unavailability Date: as defined in Section (g) below.

SOFR: the secured overnight financing rate published by FRBNY (or a successor administrator), as administrator of the benchmark, on its website (or any successor source satisfactory to Agent).

SOFR Adjustment: (a) with respect to Daily Simple SOFR, 0.11448%; and (b) with respect to Term SOFR, 0.11448% for a one month interest period, 0.26161% for a three month interest period and 0.42826% for a six month interest period.

Successor Rate: as defined in Section (g) below.

Term SOFR: for the applicable corresponding Interest Period of BSBY Rate (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, but if such interest period of SOFR corresponds equally to two Interest Periods of BSBY Rate, the corresponding interest period of shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

2. Terms Applicable to BSBY Loans. Commencing on the Amendment Effective Date, the following provisions shall apply to the Loan Agreement and other Loan Documents:

(a) Unavailability of LIBOR Loans. Any request for a new LIBOR Loan shall be deemed to be a request for a new Loan bearing interest at the BSBY Rate; provided, that any LIBOR Loan outstanding on the Amendment Effective Date shall continue to bear interest at LIBOR until the end of its current Interest Period.

(b) References to LIBOR Loans, Etc. in the Loan Documents.

(i) References to LIBOR Loans, LIBOR, any eurocurrency loans or rate, or the administration or terms thereof, or other matters relating thereto in the Loan Documents that are not specifically addressed herein shall be deemed to be references to BSBY Loans and the BSBY Rate, as applicable. In addition, general references to Loans and

Exhibit D

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

interest rates, their administration or terms, and related matters shall be deemed to include BSBY Loans and the BSBY Rate, as applicable.

(ii) Any requirement for Borrowers to compensate Lenders for losses in the Loan Agreement resulting from any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of any Interest Period shall be deemed to include BSBY Loans.

(c) Interest Rates. Agent does not warrant or accept responsibility, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or in the Loan Agreement, nor with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Obligors. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

(d) Borrowings, Conversions, Continuations and Prepayments of BSBY Loans. In addition to any other borrowing or prepayment requirements set forth in the Loan Agreement:

(i) Notice of Borrowing of BSBY Loans. For any Borrowing, conversion or continuation of a BSBY Loan, Borrower Agent shall deliver a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, to Agent by 11:00 a.m. at least two Business Days prior to the requested funding date. Notices received by Agent after such time shall be deemed received on the next Business Day. Each such notice shall be irrevocable and must specify (A) the amount, (B) the requested funding date (which must be a Business Day), (C) whether such Borrowing, conversion or continuation is to be made as a BSBY Loan, and (D) the applicable Interest Period (which shall be deemed to be one month if not specified). Each Borrowing of BSBY Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 5 Borrowings of BSBY Loans may be outstanding at any time, and all BSBY Loans having the same length and beginning date of their Interest Periods shall be aggregated and considered one Borrowing.

(ii) Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each BSBY Loan; provided, that (a) the Interest Period shall begin on the date the Loan

Exhibit D

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

is made or continued as, or converted into, a BSBY Loan and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the maturity date of the credit facility.

(iii) Voluntary Prepayment of BSBY Loans. BSBY Loans may be prepaid from time to time, without penalty or premium, pursuant to a notice of prepayment to Agent, delivered at least three Business Days prior to prepayment of the Loan; provided, that no such notice shall be required for payments effected through sweeps from the Dominion Account.

(iv) Conforming Changes. Agent may make Conforming Changes from time to time with respect to the BSBY Rate or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any other party to any Loan Document. Agent shall post each amendment to Borrower Agent and Lenders promptly after it becomes effective.

(e) Interest. Subject to the provisions of the Loan Agreement with respect to the Default Rate, each BSBY Loan shall bear interest at the BSBY Rate for the applicable Interest Period, plus the Applicable Margin. Interest on each BSBY Loan shall be due and payable in arrears on each Interest Payment Date and at such other times and in such manner as specified in Section 3.1.1(c) of the Loan Agreement.

(f) Computations. Notwithstanding anything in the Loan Agreement to the contrary (including Section 3.3 of the Loan Agreement), computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the BSBY Rate) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(g) Inability to Determine Rates; Successor Rates.

(i) Inability to Determine Rate. If in connection with any request for a BSBY Loan or a conversion to or continuation thereof, as applicable, (A) Agent determines (which determination shall be conclusive absent manifest error) that (I) no Successor Rate has been determined in accordance with Section 2(g)(ii), and the circumstances under Section 2(g)(ii)(A) or the Scheduled Unavailability Date has occurred (as applicable), or (II) adequate and reasonable means do not otherwise exist for determining BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan or in connection with an existing or proposed Base Rate Loan, or (B) Agent or Required Lenders determine that for any reason BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly

Exhibit D

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders in writing. Thereafter, (1) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, BSBY Loans shall be suspended (to the extent of the affected BSBY Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the BSBY Rate component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (x) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of BSBY Loans (to the extent of the affected BSBY Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (y) any outstanding BSBY Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.

(ii) Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(A) adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of BSBY Rate, including because the BSBY Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(B) Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over Agent, Bloomberg or such administrator with respect to its publication of BSBY Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of BSBY Rate or the BSBY Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such interest periods of BSBY Rate after such specific date (the latest date on which one, three and six month interest periods of BSBY Rate or the BSBY Screen Rate are no longer available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, BSBY Rate will be replaced hereunder and under any other applicable Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Agent, in each case, without any

Exhibit D

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement

amendment to, or further action or consent of any other party to any Loan Document (“Successor Rate”):

(I) Term SOFR plus the SOFR Adjustment; and

(II) Daily Simple SOFR plus the SOFR Adjustment;

provided, that if initially the BSBY Rate is replaced with Daily Simple SOFR plus the SOFR Adjustment and, subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its discretion, and Agent notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment. If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (1) if Agent determines that neither of the alternatives in clauses (I) and (II) above is available on or prior to the BSBY Replacement Date or (2) if the events or circumstances of the type described in Section (g)(ii)(A) or (B) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend the Loan Agreement solely for the purpose of replacing BSBY Rate or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify in writing Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0), the Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

Exhibit D

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Fourth Amendment and Joinder to Loan, Guaranty And Security Agreement